Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Seneca Biopharma, Inc.

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 27, 2020 with respect to the consolidated financial statements of Seneca Biopharma, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019. We also consent to the reference of our Firm name under the caption “Experts” in such registration statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

September 16, 2020